For Immediate Release
Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin Senior Director, Investor Relations (919) 941-9777, Extension 219	Media Contact: BMC Communications Brad Miles (212) 477-9007, Extension 17

INSPIRE ANNOUNCES DEVELOPMENT AND LICENSE AGREEMENT WITH BOEHRINGER INGELHEIM INTERNATIONAL FOR INTRANASAL EPINASTINE IN THE UNITED STATES AND CANADA

DURHAM, NC -- February 21, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today it has entered into a development and license agreement with Boehringer Ingelheim International GmbH. Inspire will acquire certain exclusive rights to develop and market an intranasal dosage form of epinastine in the United States and Canada for the treatment or prevention of rhinitis.

Under this agreement, Inspire will have full responsibility for the intranasal epinastine development program and regulatory filings in the United States and Canada. It has been agreed that Boehringer Ingelheim will be responsible for supplying Inspire with active drug substance pursuant to the terms of a separate commercial supply agreement. Upon appropriate regulatory approvals of this product candidate, Inspire would have exclusive marketing and sales responsibility for intranasal epinastine in the United States and Canada. As part of the transaction, Boehringer Ingelheim has retained the rights to develop and commercialize intranasal epinastine outside the United States and Canada, based on any future results of Inspire's intranasal epinastine development program.

Inspire is paying Boehringer Ingelheim an upfront license fee, will fund all development activities and pay single digit royalties to Boehringer Ingelheim on net sales of the product, if approved, in the United States and/or Canada. Inspire will not owe any additional milestone payments under the agreement. If Boehringer Ingelheim commercializes Inspire's intranasal epinastine product outside of the United States and Canada, it will pay royalties to Inspire on net sales of this product.

"The collaboration with Boehringer Ingelheim for the intranasal uses of epinastine represents an important expansion to Inspire's development pipeline," said Christy L. Shaffer, Ph.D., President and CEO of Inspire. "This program will provide Inspire with the opportunity to build on our respiratory and allergy franchise, while leveraging our success in the market with the ocular form of epinastine, Elestat®. Our development and commercial organizations have substantial understanding of this compound and extensive experience in the allergy therapeutic market, which includes the large and attractive $2.8 billion annual U.S. prescription market for nasal allergies."

"We plan to meet with the Pulmonary Division of the U.S. Food and Drug Administration (FDA) to discuss an Investigational New Drug (IND) application for intranasal epinastine, which we would intend to submit after that meeting. We expect to initiate Phase 2 testing of intranasal epinastine in 2006, based on the work already completed by Boehringer Ingelheim," concluded Dr. Shaffer.

Inspire will discuss this new development program during its fourth quarter 2005 earnings conference call, which is scheduled for 10:00 am ET on February 28, 2006.

Epinastine is a potent and fast-acting molecule that blocks multiple sub-types of histamine receptors, stabilizes mast cells and affects pro-inflammatory mediators. Epinastine is the active ingredient in Elestat® (epinastine HCl ophthalmic solution) 0.05%, the ocular allergy product that Inspire co-promotes in the U.S. Epinastine is not protected by a composition of matter patent in the United States. Upon filing a new drug application for epinastine that would rely on new clinical investigations, Inspire would be eligible under federal law for a three-year period of market exclusivity for any FDA approval based on those new clinical investigations. In addition to this three-year commercial exclusivity period, Inspire intends to pursue various possible forms of intellectual property protection to protect the commercialization of an intranasal epinastine product.

About Rhinitis

Rhinitis is a condition that primarily results from exposure to allergens, either at specific times of the year (seasonal allergic rhinitis) or year-round (perennial allergic rhinitis), or from exposure to irritants, such as cigarette smoke or perfume. Symptoms most often include nasal congestion or stuffiness, rhinorrhea (runny nose) and nasal itching. In the United States, allergic rhinitis (AR) affects approximately 40 million people, according to the American Academy of Allergy, Asthma & Immunology. Annual sales of intranasal prescription products to treat AR are estimated by IMS Health to total more than $2.8 billion. The treatments currently available include primarily prescription and over-the-counter antihistamines, decongestants and nasal corticosteroids.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease and cardiovascular disease. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% and Restasis® (cyclosporine ophthalmic emulsion) 0.05%, ophthalmology products developed by Inspire's partner, Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan, Inc. For more information on Inspire, visit www.inspirepharm.com.

About Boehringer Ingelheim

The Boehringer Ingelheim group is one of the world's 20 leading pharmaceutical companies. Headquartered in Ingelheim, Germany, it operates globally with 144 affiliates in 45 countries and almost 36,000 employees. Since it was founded in 1885, the family-owned company has been committed to researching, developing, manufacturing and marketing novel products of high therapeutic value for human and veterinary medicine.

In 2004, Boehringer Ingelheim posted net sales of 8.2 billion euro while spending nearly one fifth of net sales in its largest business segment Prescription Medicines on research and development.

For more information, please visit www.boehringer-ingelheim.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration (FDA). Inspire will have to conduct significant additional development activities, including Phase 2 and 3 clinical trials, and obtain regulatory approval before any intranasal epinastine product can be commercialized. There is no guarantee that the FDA or Health Canada will approve any intranasal epinastine product and allow Inspire to begin selling any such product. While Inspire intends to pursue various possible forms of intellectual property coverage to protect the commercialization of an intranasal epinastine product in the United States and elsewhere, epinastine is not protected by a U.S. composition of matter patent and there can be no assurance that any form of intellectual property protection will be possible in the United States. In the event Inspire is not able to provide intellectual property protection for the commercialization of an intranasal epinastine product, exclusive sales of such a product in the United States may be limited to a three-year commercial exclusivity period, after which time the product could face generic competition. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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